Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin / Anne Rakunas
ICR, Inc.
(203) 682-8225 / (310) 954-1113

Media Contact:
Amy Hughes
Express, Inc.
Corporate Communications & Events
(614) 474-4325

EXPRESS, INC. REPORTS THIRD QUARTER 2013 RESULTS IN LINE WITH GUIDANCE

•	Third quarter net sales rose 7% to $503 million; comparable sales rose 5%

•	Third quarter diluted EPS increased 15% to $0.23

•	Full year guidance updated

Columbus, Ohio - December 4, 2013 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, today announced its financial results for the third quarter and first nine months of 2013. These results cover the 13 and 39 week periods ended November 2, 2013 and compare to the 13 and 39 week periods ended October 27, 2012.

Michael Weiss, the Company’s Chairman and Chief Executive Officer, noted that, "We delivered a solid third quarter, in line with our guidance and highlighted by a 5% increase in comparable sales and 15% EPS growth. These results were achieved against the backdrop of an extremely challenging and promotional retail environment. Our carefully edited assortment, spanning our four end uses, constituted a differentiated and compelling offering that resonated with our customers.”
Commenting on the fourth quarter, Mr. Weiss noted that, "Our current product line consists of a well balanced mix of cold weather and spring merchandise, with styles that tested well and are on-trend. Thanksgiving week sales exceeded last year's, however results did not meet our expectations. We had been planning for a promotional holiday season but we now expect the intensity of those promotions to reach heightened levels and we are updating our full year guidance accordingly. Our overarching goal is to continue presenting Express as a premier fashion authority for our demographic, and we believe that our current and go-forward assortments demonstrate that standing.”

Third Quarter 2013 Operating Results:

•	Net sales increased 7% to $503.0 million from $468.5 million in the third quarter of 2012.

•
Comparable sales increased 5%. In last year's third quarter, comparable sales declined by 5%. Both numbers include e-commerce sales, which increased 29% to $71.2 million in the third quarter of 2013. In last year's third quarter, e-commerce sales grew 21% to $55.1 million.

•
Gross margin improved 60 basis points over last year’s third quarter and represented 32.9% of net sales. Merchandise margin improved by 40 basis points. Despite the promotional environment, we were able to recover some of the margin lost in last year’s third quarter by delivering a stronger product assortment, especially on the women’s side of the business. Buying and occupancy costs as a percentage of sales improved by 20 basis points, primarily due to the leverage associated with our comparable sales growth.

•
Selling, general, and administrative (SG&A) expenses were $128.4 million versus $117.7 million in last year's third quarter. As a percentage of net sales, SG&A expenses rose by 40 basis points to 25.5% compared to 25.1% in the same period last year, primarily reflecting payroll increases and an increase in marketing expense, which includes certain costs associated with our preparations to open the Times Square store.

•	Operating income was $36.7 million, or 7.3% of net sales, compared to $34.4 million, or 7.3% of net sales, in the third quarter of 2012.

•
The effective tax rate was 39.2% compared to 41.4% in last year's third quarter. The effective rate was lower than the comparable prior year period primarily due to a discrete tax charge related to the rate applied to deferred tax balance sheet accounts incurred during the third quarter of 2012.

•	Net income was $19.3 million, or $0.23 per diluted share, compared to net income of $17.4 million, or $0.20 per diluted share, in the third quarter of 2012.

•	Real estate activity for the third quarter of 2013, which includes the opening of our Union Square flagship store in San Francisco, is detailed in Schedule 4.

Thirty-Nine Week Operating Results:

•	Net sales increased 6% to $1,497.7 million from $1,419.4 million in the prior year period.

•	Comparable sales increased 3% while comparable sales in the prior year period were flat.

•
Gross margin was 32.6% of net sales compared to 34.3% in the prior year period. Merchandise margin declined 90 basis points and buying and occupancy costs as a percentage of sales increased 80 basis points.

•
SG&A expenses were $360.2 million versus $347.2 million in the prior year period. As a percentage of net sales, SG&A expenses improved 50 basis points to 24.0% compared to 24.5% in the same period last year.

•	Operating income was $128.8 million, or 8.6% of net sales, compared to $140.2 million, or 9.9% of net sales, in the prior year period.

•	The effective tax rate was 39.5% compared to 40.2% in the prior year period.

•	Net income was $68.6 million, or $0.81 per diluted share, compared to net income of $75.3 million, or $0.86 per diluted share, in the prior year period.

•	Capital expenditures totaled $78.8 million, compared to $73.4 million in the prior year period.

Third Quarter 2013 Balance Sheet:

•	Cash and cash equivalents totaled $181.6 million versus $102.4 million at the end of the third quarter of 2012.

•
Inventory rose to $343.0 million, an increase of 18.1%, compared to $290.4 million at the end of the third quarter of 2012. The calendar shift due to last year's 53rd week accounted for approximately 36% of the increase. We also took receipt of certain holiday goods earlier than last year in an effort to improve the flow of goods through our distribution center during the holiday period. Inventory per square foot increased 9.8% compared to the same period in 2012.

•	Long-term debt was relatively unchanged at $199.1 million, with no borrowings outstanding under the Revolving Credit Facility.

2013 Guidance:
The table below compares the Company's projected results for the thirteen week period ended February 1, 2014 to the actual results for the fourteen week period ended February 2, 2013.

	Fourth Quarter 2013 Guidance	Fourth Quarter 2012 Actual Results
Comparable Sales	+Low single digits (1)	1.5%
Effective Tax Rate	Approximately 40%	39.7%
Interest Expense	$4.9 million	$5.2 million
Net Income	$56 - $60 million	$63.9 million (2)
Diluted EPS	$0.66 - $0.71	$0.75 (3)
Weighted Average Diluted Shares Outstanding	84.8 million	85.3 million

(1)Compares the 13-week period ended February 1, 2014 to the 13-week period ended February 2, 2013.
(2) Includes approximately $3.0 million related to the 53rd week.
(3) Includes approximately $0.04 related to the 53rd week.
See Schedule 4 for projected real estate activity.

The table below compares the Company's projected results for the fifty-two week period ended February 1, 2014 to the actual results for the fifty-three week period ended February 2, 2013.

	Updated Full Year 2013 Guidance	Full Year 2012 Actual Results
Comparable Sales	+Low single digits (1)	Flat
Effective Tax Rate	39.3% - 39.8%	40%
Interest Expense	$19.4 million	$19.6 million
Net Income	$124 - $128 million	$139.3 million (2)
Diluted EPS	$1.46 - $1.51	$1.60 (3)
Weighted Average Diluted Shares Outstanding	85.1 million	87.2 million
Capital Expenditures	$108 - $113 million	$99.7 million
(1) Compares the 52-week period ended February 1, 2014 to the 52-week period ended February 2, 2013.
(2) Includes approximately $3.0 million related to the 53rd week.
(3)  Includes approximately $0.04 related to the 53rd week.

See Schedule 4 for projected real estate activity.
Consistent with previous years, the quarterly and full year guidance excludes any non-core operating items that may occur.

Conference Call Information:
A conference call to discuss second quarter results is scheduled for Wednesday December 4, 2013, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on December 4, 2013 until 11:59 p.m. ET on December 11, 2013 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13572522.

About Express:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates approximately 630 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada, and in Puerto Rico. Express merchandise is also available at franchise stores in the Middle East and Latin America. The Company also markets and sells its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the fourth quarter and full year 2013, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, earnings per diluted share, and capital expenditures, and (2) statements regarding expected store openings, store closures, and gross square footage. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) changes in customer traffic at malls and shopping centers; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) changes in the cost of raw materials, labor, and freight; (8) supply chain disruption; (9) our growth strategy, including our international expansion plan; (10) our dependence on a strong brand image; (11) our dependence upon key executive management; (12) our reliance on third parties to provide us with certain key services for our business; and (13) our substantial indebtedness and lease obligations. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	November 2, 2013	February 2, 2013	October 27, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$181,553	$256,297	$102,438
Receivables, net	17,433	11,024	11,014
Inventories	343,020	215,082	290,368
Prepaid minimum rent	26,125	25,166	24,233
Other	24,807	8,293	28,949
Total current assets	592,938	515,862	457,002

PROPERTY AND EQUIPMENT	730,157	625,344	614,145
Less: accumulated depreciation	(374,869)	(346,975)	(333,279)
Property and equipment, net	355,288	278,369	280,866

TRADENAME/DOMAIN NAME	197,812	197,719	197,719
DEFERRED TAX ASSETS	14,275	16,808	9,640
OTHER ASSETS	8,413	10,441	11,216
Total assets	$1,168,726	$1,019,199	$956,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$244,906	$176,125	$209,070
Deferred revenue	19,725	27,851	18,524
Accrued bonus	1,742	336	85
Accrued expenses	84,745	108,464	91,129
Total current liabilities	351,118	312,776	318,808

LONG-TERM DEBT	199,086	198,843	198,760
OTHER LONG-TERM LIABILITIES	196,339	136,418	135,780
Total liabilities	746,543	648,037	653,348

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	422,183	371,162	303,095
Total liabilities and stockholders’ equity	$1,168,726	$1,019,199	$956,443

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
NET SALES	$502,992	$468,527	$1,497,674	$1,419,358
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	337,727	316,989	1,009,085	932,532
Gross profit	165,265	151,538	488,589	486,826
OPERATING EXPENSES:
Selling, general, and administrative expenses	128,366	117,722	360,165	347,224
Other operating expense (income), net	169	(586)	(415)	(553)
Total operating expenses	128,535	117,136	359,750	346,671

OPERATING INCOME	36,730	34,402	128,839	140,155

INTEREST EXPENSE, NET	4,876	4,782	14,457	14,337
OTHER EXPENSE (INCOME), NET	153	(116)	958	(104)
INCOME BEFORE INCOME TAXES	31,701	29,736	113,424	125,922
INCOME TAX EXPENSE	12,434	12,314	44,811	50,598
NET INCOME	$19,267	$17,422	$68,613	$75,324

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain (loss)	26	(49)	242	(46)
COMPREHENSIVE INCOME	$19,293	$17,373	$68,855	$75,278

EARNINGS PER SHARE:
Basic	$0.23	$0.20	$0.81	$0.86
Diluted	$0.23	$0.20	$0.81	$0.86

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	83,929	85,980	84,675	87,489
Diluted	84,603	86,216	85,221	87,835

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2013	October 27, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,613	$75,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,000	50,733
Loss on disposal of property and equipment	636	67
Excess tax benefit from share-based compensation	(201)	(409)
Share-based compensation	16,016	12,207
Deferred taxes	307	3,713
Changes in operating assets and liabilities:
Receivables, net	(6,420)	(1,977)
Inventories	(128,334)	(77,270)
Accounts payable, deferred revenue, and accrued expenses	25,969	19,523
Other assets and liabilities	9,054	7,231
Net cash provided by operating activities	37,640	89,142

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(78,772)	(73,354)
Purchase of intangible assets	(69)	(210)
Net cash used in investing activities	(78,841)	(73,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(45)	(41)
Excess tax benefit from share-based compensation	201	409
Proceeds from share-based compensation	4,426	623
Repurchase of common stock	(37,905)	(66,534)
Net cash used in financing activities	(33,323)	(65,543)

EFFECT OF EXCHANGE RATE ON CASH	(220)	41

NET DECREASE IN CASH AND CASH EQUIVALENTS	(74,744)	(49,924)
CASH AND CASH EQUIVALENTS, Beginning of period	256,297	152,362
CASH AND CASH EQUIVALENTS, End of period	$181,553	$102,438

Note: Certain prior period amounts have been reclassified or adjusted to conform to current year presentation.

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2013 - Actual			November 2, 2013 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
United States	5	—	614
Canada	2	—	14
Total	7	—	628	5.5 million

Fourth Quarter 2013 - Projected			February 1, 2014 - Projected
Company-Operated Stores	Open	Close	Store Count	Gross Square Footage
United States	3	—	617
Canada	1	—	15
Total	4	—	632	5.5 million